UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 11-K


                   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                   For the Fiscal Year Ended December 31, 2004


                         Commission File Number: 0-26876


       A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

             OAK HILL FINANCIAL. INC. 401(K) AND PROFIT SHARING PLAN
                              14621 State Route 93
                               Jackson, Ohio 45640


        B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                            OAK HILL FINANCIAL, INC.
                              14621 State Route 93
                               Jackson, Ohio 45640

                        FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements and exhibits are filed as part of this annual report:

      Exhibit 23   Consent of Independent Registered Public Accounting Firm

      Exhibit99    Financial statements and schedule of the Oak Hill Financial,
                   Inc. 401(k) and Profit Sharing Plan (the "Plan") for the years ended December 31, 2004 and 2003


                                   SIGNATURES

The Plan, pursuant to the requirements of the Securities and Exchange Act of 1934, Oak Hill Financial, Inc., the Plan Sponsor and Named Fiduciary, has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       OAK HILL FINANCIAL, INC. 401(K)
                                       AND PROFIT SHARING PLAN

                                       By: Oak Hill Financial, Inc.

Date: June 29, 2005                    By: /s/ Ron J. Copher
                                           ------------------------------------
                                           Ron J. Copher
                                           Chief Financial Officer, Treasurer &
                                           Secretary